EXHIBIT 99.1

November 1, 2005                                           FOR IMMEDIATE RELEASE

         Cadence Resources Announces Completion of Merger with Aurora Energy

         Traverse City, Michigan: Cadence Resources Corporation (OTCBB-CDNR.OB) announced today that its merger with Aurora Energy, Ltd. of Traverse City, Michigan was completed yesterday. Under the terms of the merger, Cadence acquired 100% of the outstanding stock of Aurora Energy in exchange for the issuance to Aurora shareholders of 37,512,366 shares of Cadence common stock. In addition, Cadence has reserved up to 10,497,328 share of its common stock for issuance upon the exercise of outstanding Aurora stock options.

         Aurora is engaged in the development of unconventional gas reservoirs such as black shales, coal seams and tight sands. Aurora has assets and acreage in the Michigan and Illinois basins. Aurora's assets include over 143,000 gross acres (65,000 net) of oil and gas leases in Michigan's Antrim play, and interests in over 520,000 gross acres (225,000 net) in the New Albany shale gas play in Indiana and Kentucky.

         "We are thrilled to finalize this merger, which we believe will produce synergies for the combined enterprise." said Howard Crosby, the outgoing Chairman and President of Cadence. "We believe that with Aurora's gas acreage and experienced and talented management team, the company is positioned to substantially increase its presence in natural gas reserves and production in the upper Midwest," said Crosby.

         As a result of the merger, certain management changes are being implemented, including the resignation of three of Cadence's five directors, and the addition to the Cadence Board of Mr. William W. Deneau, the former Chairman of Aurora. In addition, it is contemplated that, after mailing a required information statement on Form 14f-1 to Cadence shareholders, the following four additional directors designated by Aurora management will become directors of
Cadence: Earl Young, Gary Myles, Richard Deneau and Ron E. Huff.

         Mr. Deneau will serve as Chairman and Mr. Crosby as Vice-Chairman. In addition, the following persons have been appointed as officers of Cadence:
William W. Deneau - Chief Executive Officer; Lorraine M. King - Chief Financial Officer; Thomas Tucker - Vice President of Land and Development; John Miller - Vice President of Exploration and Production; John Ryan (Vice President and Secretary and a Director of Cadence prior to the merger) - Corporate Secretary; and Ron Huff - Corporate Treasurer. The Company's executive offices have been relocated to Traverse City, Michigan.


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         Some statements made in this announcement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements as to: (i) the benefits expected to result from the merger; and (ii) the future business activity, performance and financial condition of Cadence and its subsidiaries following the merger. Any statements contained herein, including, without limitation, statements to the effect that Cadence or its management "believes," "expects," "anticipates," "plans," "may," "will," "projects," "continues," "estimates" or statements concerning "potential" or "opportunity" or other variations thereof or comparable terminology or the negative thereof, that are not statements of historical fact should be considered forward-looking statements.

         For more information contact:

         William W. Deneau, 231 941 0073

         Howard M. Crosby, 509 526 3491

         John P. Ryan, 843 842 7247

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